Exhibit 99.1

FB Financial Corporation Expands Board of Directors

J. Jonathan Ayers, James L. Exum and Emily J. Reynolds Elected to Board of Directors

NASHVILLE, Tenn.--(BUSINESS WIRE)--April 6, 2017--FB Financial Corporation (NYSE: FBK) (“the Company”) announced today that the board of directors expanded the board to ten members from seven members. The Board elected J. Jonathan Ayers, James L. Exum and Emily J. Reynolds to fill the new board seats. Ayers, Exum and Reynolds currently serve on the board of directors of the Company’s wholly-owned banking subsidiary, FirstBank.

“We are very pleased to expand our board of directors with the addition of Jon Ayers, Jim Exum and Emily Reynolds,” stated James W. Ayers, Executive Chairman of the Board of FB Financial. “They have served as directors of FirstBank and are very knowledgeable about our operations, management team and strategic growth plans. We look forward to their counsel as new board members of FB Financial.”

J. Jonathan Ayers, age 45, is a private investor and entrepreneur. He currently serves as Executive Vice President of Ayers Asset Management, a family office, overseeing investments of the Ayers family. He also is founder and President of Ayers Real Estate Services, LLC, a company that focuses on commercial real estate investment and management. He co-founded Ayers Capital, LLC, a company that provides wealth management and investment advisory services to institutions and high net worth individuals. He has also served as a director of FirstBank since 2000. Ayers is the son of James W. Ayers.

James L. Exum, age 75, has served in executive positions at Murray Guard, Inc., a privately-held security contractor since 1987. He currently serves as Murray Guard’s Executive Vice President Emeritus. Exum has served as a board member of FirstBank since 1999 and as a member of its audit committee. He has substantial civic leadership experience in the city of Jackson, TN, an important market for FirstBank. Exum currently serves on the boards of First Band and Carnegie Museum, is Chairman of Jackson Amphitheater, and a member of the Jackson Convention and Visitors Bureau and the City of Jackson Budget Committee.

Emily J. Reynolds, age 60, has had an extensive career in public service and politics since 1980. She currently serves as the Vice-Chair of the Tennessee Board of Regents, a position she has held since July 2013, and also serves on the board and audit committee of BlueCross BlueShield of Tennessee. She previously served as Senior Vice President of Government Relations for the Tennessee Valley Authority from 2007 until 2013. Ms. Reynolds served as the 31st secretary of the U.S. Senate, worked as special assistant to U.S. Senate Majority Leader Howard Baker, Jr., served as the vice chairman and executive director of Governor Don Sundquist’s TennCare Roundtable and served as chief of staff and also state director for U.S. Senator Bill Frist of Tennessee. Reynolds has served as a director of FirstBank since 2012.

The Company also announced that Ruth E. Johnson, a current board member of FB Financial, intends to retire from the board of directors of the Company and FirstBank effective on the date of the 2017 Annual Meeting. Upon Ms. Johnson’s departure, the board will decrease to nine members. Ms. Johnson has served on the Company’s board since 2013 and on the bank board since 2004.

“We want to thank Ruth Johnson for her service as a board member of FB Financial and FirstBank,” continued Ayers. “She provided valuable counsel to the Board and the bank, and she also served as a chair of the audit committees of both institutions. We are grateful to her contributions during our significant growth and her leadership during our IPO process.”

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered bank, with 45 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has over $3.2 billion in total assets.

CONTACT:
MEDIA CONTACTS:
FirstBank
Jeanie M. Rittenberry, 615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com
or
McNeely Pigott & Fox Public Relations
Roger Shirley, 615-259-4000
rshirley@mpf.com
or
FINANCIAL CONTACT:
FirstBank
James R. Gordon, 615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com